Filed Pursuant to Rule 424(B)(2)
Registration File Number: 333-72540

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 27, 2005

$125,000,000

Series C Medium-Term Notes

Due Nine Months or More from Date of Issue

We may offer from time to time up to $125,000,000 of our medium-term notes. Each note will mature on a date nine months or more from its date of original issuance.

The notes will bear interest at either a fixed or a floating rate. We will pay interest on the dates stated in the applicable pricing supplement.

The notes may be either callable by us or puttable by you, if specified in the applicable pricing supplement.

The specific terms of each note offered will be described in the applicable pricing supplement.

	Price to Public	Agents’ Commissions or Discounts (1)	Proceeds to Company
Per Note	100%	.125%–.750%	99.875%–99.250%
Total	$125,000,000	$156,250–$937,500	$124,843,750–$124,062,500

(1)	Commissions with respect to notes with a stated maturity of thirty years or more from the date of issue will be negotiated at the time of sale.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Wachovia Securities

The date of this prospectus supplement is November 1, 2005.

Prospectus

IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT(S) MAY ENGAGE IN TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement contains additional information, including a prospectus, about us and the notes. In addition, we file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and, for a fee, copy any document that we file with the SEC at the SEC’s public reference room at:

100 F Street, N.E.

Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus supplement does not repeat important information that you can find elsewhere in the registration statement and in the reports and other documents which we file with the SEC under the Securities Exchange Act of 1934. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below, and all future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the notes.

—	annual report on Form 10-K for the fiscal year ended September 30, 2004,

—	Amendment Number 1 to Form 10-K for the fiscal year ended September 30, 2004,

—	quarterly report on Form 10-Q for the quarter ended December 31, 2004,

—	quarterly report on Form 10-Q for the quarter ended March 31, 2005,

—	quarterly report on Form 10-Q for the quarter ended June 30, 2005, and

—	current report on Form 8-K dated November 1, 2004.

We are not required to, and do not, provide annual reports to holders of our notes unless specifically requested by a holder.

You may request a copy of our SEC filings at no cost by writing or telephoning us at the following address:

Vice President and General Counsel

UGI Utilities, Inc.

100 Kachel Boulevard

Green Hills Corporate Center

Suite 400

Reading, PA 19607

(610) 796-3400

You should rely only on the information we incorporate by reference or provide in this prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents.

DESCRIPTION OF NOTES

General

The notes will be direct, unsecured and unsubordinated obligations of UGI Utilities, Inc. The following description of the particular terms of the notes offered by this prospectus supplement, referred to in the accompanying prospectus as the debt securities, supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, which description you should also read. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description. The notes will have the terms described below.

We will issue the notes under an indenture dated as of August 1, 1993 between us and Wachovia Bank, National Association, formerly known as First Union National Bank and, prior to that, First Fidelity Bank, National Association, as trustee. The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms.

We will use this prospectus supplement and any pricing supplement in connection with the offer and sale from time to time of notes in an aggregate initial public offering price of up to $125,000,000 or, if any notes are issued at original issue discount, we will use the initial offering price of those notes in calculating the aggregate principal amount of notes offered by this prospectus supplement. The aggregate principal amount of notes we may offer with this prospectus supplement will be reduced as a result of the sale by us of other securities from time to time as described in the accompanying prospectus. We refer you to “Plan of Distribution” in this prospectus supplement and in the accompanying prospectus.

The pricing supplement relating to a note will describe the following terms:

•	whether the note bears a fixed rate of interest or bears a floating rate of interest, including whether the note is a regular floating rate note, a floating rate/fixed rate note or an inverse floating rate note, each as defined below;

•	the issue price;

•	the issue date;

•	the maturity date;

•	if the note is a fixed rate note, any interest rate, any interest payment dates, and whether we can extend the maturity of the note;

•	if the note is a floating rate note, the interest rate basis, the initial interest rate, the interest payment dates, the index maturity, any spread and/or spread multiplier, each as defined below, and any other terms relating to the particular method of calculating the interest rate for that note;

•	if the note is an indexed note, as defined below, the terms relating to the particular note;

•	if the note is an amortizing note, as defined below, the amortization schedule and any other terms relating to the particular note;

•	whether the note is an original issue discount note;

•	whether the note may be redeemed at our option, or repaid at the option of the holder, prior to its stated maturity as described under “Redemption at Our Option” and “Repayment at the Noteholders’ Option; Repurchase” below and, if so, the provisions relating to redemption or repayment, including, in the case of any original issue discount notes, the information necessary to determine the amount due upon redemption or repayment;

•	any relevant tax consequences associated with the terms of the notes which have not been described under “Certain United States Federal Income Tax Considerations” below; and

•	any other terms not inconsistent with the provisions of the indenture.

Each note will mature on a day, nine months or more from the date of issue, as specified in the applicable pricing supplement, selected by the initial purchaser and agreed to by us. In the event that the maturity date of any note or any date fixed for redemption or repayment of any note is not a business day, as defined below, we will pay principal and interest payable at maturity or upon redemption or repayment on the next succeeding business day with the same effect as if that following business day were the date on which the payment were due. We will not pay any additional interest as a result of the delay in payment. Except as may be provided in the applicable pricing supplement and except for indexed notes, all notes will mature at par.

We are offering the notes on a continuing basis, in denominations of $1,000 and any integral multiples of $1,000 unless otherwise specified in the applicable pricing supplement.

The interest rates we will offer to pay with respect to the notes may differ depending upon, among other things, the aggregate principal amount of the notes purchased in any single transaction.

Reopening of Notes

We may from time to time, without the consent of the existing note holders, issue additional notes having the same terms and conditions, including maturity and interest payment terms, as previously issued notes in all respects, except for issue date, issue price and the first payment of interest.

Interest and Interest Rates

Each note will bear interest at either:

•	a fixed rate specified in the applicable pricing supplement; or

•	a floating rate specified in the applicable pricing supplement determined by reference to an interest rate basis, which may be adjusted by a spread and/or spread multiplier, each as defined below. Any floating rate note may also have either or both of the following:

•	a maximum interest rate limitation, or ceiling, on the rate at which interest may accrue during any interest period; and

•	a minimum interest rate limitation, or floor, on the rate at which interest may accrue during any interest period.

In addition, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States federal law of general application.

Each note will bear interest from its date of issue or from the most recent date to which interest on that note has been paid or duly provided for, at the fixed or floating rate specified in the note, until the principal amount has been paid or made available for payment. We will pay interest on each interest payment date, except for certain original issue discount notes and except for notes originally issued between a regular record date and an interest payment date, and at maturity or on any redemption or repayment. Unless otherwise indicated in the applicable pricing supplement, interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment, or from and including the date of issue, if no interest has been paid with respect to the applicable note, to but excluding the related interest payment date or the maturity date, as the case may be.

We will pay interest to the person in whose name a note is registered at the close of business on the regular record date next preceding the related interest payment date, except that:

•	if we fail to pay the interest due on an interest payment date, we will pay the defaulted interest to the person in whose name the note is registered at the close of business on the record date we will establish for the payment of defaulted interest; and

•	we will pay interest payable at maturity, redemption or repayment to the person to whom principal is payable.

We will make the first payment of interest on any note originally issued between a regular record date and an interest payment date on the interest payment date following the next succeeding regular record date to the registered owner on that next succeeding regular record date. We may change the interest rates and interest rate formulae from time to time, but those changes will not affect any note previously issued or which we have agreed to issue but have not yet delivered.

Fixed Rate Notes

Each fixed rate note, other than a zero coupon note, will bear interest at the annual rate specified in the applicable pricing supplement. The interest payment dates for fixed rate notes will be specified in the applicable pricing supplement and the regular record dates will be the first calendar day, whether or not a business day, of the month in which such interest payment date occurs unless otherwise specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, we will compute and pay interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. In the event that any date for any payment on any fixed rate note is not a business day, we will make payment of interest, any premium or principal otherwise payable on such fixed rate note on the next succeeding business day. We will not pay any additional interest as a result of the delay in payment.

Floating Rate Notes

We will issue floating rate notes as described below. Each applicable pricing supplement will specify certain terms with respect to which the floating rate note is being delivered, including:

•	whether the floating rate note is a regular floating rate note, a floating rate/fixed rate note or an inverse floating rate note;

•	the interest rate basis or bases;

•	initial interest rate;

•	interest reset dates;

•	interest reset period;

•	interest payment dates;

•	index maturity;

•	any maximum interest rate and minimum interest rate; and

•	any spread and/or spread multiplier.

Unless otherwise specified in the applicable pricing supplement, each regular record date for a floating rate note will be the fifteenth calendar day, whether or not a business day, prior to each interest payment date.

We will determine the interest rate borne by the floating rate notes as follows:

•	Unless a floating rate note is designated as a “floating rate/fixed rate note” or an “inverse floating rate note”, the floating rate note will be designated a “regular floating rate note” and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus any applicable spread; and/or

•	multiplied by any applicable spread multiplier.

Unless otherwise specified in the applicable pricing supplement, commencing on the initial interest reset date, we will reset the rate at which interest on the regular floating rate note will be payable as of each interest reset date. However, the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

•	If a floating rate note is designated as a “floating rate/fixed rate note,” then, except as described below or in an applicable pricing supplement, the note will initially bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus any applicable spread; and/or

•	multiplied by any applicable spread multiplier.

Commencing on the initial interest reset date, we will reset, as of each interest reset date, the rate at which interest on the floating rate/fixed rate note will be payable, except that:

•	the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate; and

•	the interest rate in effect commencing on, and including, the fixed rate commencement date, as specified in the applicable pricing supplement, to the maturity date will be the fixed interest rate specified in the applicable pricing supplement, or if no fixed interest rate is specified and the floating rate/fixed rate note is still outstanding on the fixed rate commencement date, the interest rate in effect on the floating rate/fixed rate note on the day immediately preceding the fixed rate commencement date.

•	If a floating rate note is designated as an “inverse floating rate note,” then, except as described below or in an applicable pricing supplement, the note will bear interest equal to the fixed interest rate specified in the related pricing supplement:

•	minus the rate determined by reference to the interest rate basis or bases;

•	plus or minus any applicable spread; and/or

•	multiplied by any applicable spread multiplier.

Unless otherwise specified in the applicable pricing supplement, the interest rate on an inverse floating rate note will not be less than zero. Commencing on the initial interest reset date, the rate at which we pay interest on such inverse floating rate note will be reset as of each interest reset date. However, the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

Notwithstanding the foregoing, if a floating rate note is designated as having an addendum attached, the floating rate note will bear interest in accordance with the terms described in the addendum and the applicable pricing supplement. We refer you to “Other Provisions; Addenda” below.

Each interest rate will be the rate determined in accordance with the applicable provisions below. Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day will be:

•	if the day is an interest reset date, the interest rate as determined on the interest determination date, as defined below, immediately preceding that interest reset date; or

•	if the day is not an interest reset date, the interest rate determined on the interest determination date immediately preceding the next preceding interest reset date.

Except for the fixed rate period described above for floating rate/fixed rate notes, we will determine interest on floating rate notes by reference to an interest rate basis. That rate basis may be one or more of:

•	the CD rate;

•	the CMT rate;

•	the Commercial Paper rate;

•	the Federal Funds rate;

•	LIBOR;

•	the Prime rate;

•	the Treasury rate; or

•	any other interest rate basis or interest rate formula described in the applicable pricing supplement.

The “spread” is the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to a floating rate note. The “spread multiplier” is the percentage of the related interest rate basis or bases applicable to a floating rate note by which the interest rate basis or bases will be multiplied to determine the applicable interest rate on that floating rate note. The “index maturity” is the period to maturity of the instrument or obligation with respect to which we will calculate the interest rate basis or bases. We may change the spread, spread multiplier, index maturity and other variable terms of the floating rate notes from time to time, but those changes will not affect any floating rate note previously issued or as to which we have accepted an offer.

Each applicable pricing supplement will specify whether the rate of interest on the related floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or another specified interest reset period and the dates on which the interest rate will be reset. Unless otherwise specified in the applicable pricing supplement, the interest reset date will be, in the case of floating rate notes which reset:

•	daily, each business day;

•	weekly, a business day that occurs in each week as specified in the applicable pricing supplement, with the exception of weekly reset Treasury rate notes, which will reset the Tuesday of each week except as specified below;

•	monthly, a business day that occurs in each month as specified in the applicable pricing supplement;

•	quarterly, a business day that occurs in each third month as specified in the applicable pricing supplement;

•	semi-annually, a business day that occurs in each of two months of each year as specified in the applicable pricing supplement; and

•	annually, a business day that occurs in one month of each year as specified in the applicable pricing supplement.

If any interest reset date for any floating rate note would otherwise be a day that is not a business day, that interest reset date will be postponed to the next succeeding day that is a business day. However, in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

“Business day” means, unless otherwise specified in the applicable pricing supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and any other place of payment with respect to the applicable notes. With respect to LIBOR notes, “business day” will also require a London business day.

“London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Except as provided below or in an applicable pricing supplement, we will pay interest on the maturity date and in the case of floating rate notes which reset:

•	daily, weekly or monthly, on a business day that occurs in each month, as specified in the applicable pricing supplement;

•	quarterly, on a business day that occurs in each third month, as specified in the applicable pricing supplement;

•	semi-annually, on a business day that occurs in each of two months of each year as specified in the applicable pricing supplement; and

•	annually, on a business day that occurs in one month of each year, as specified in the applicable pricing supplement.

If any interest payment date for any floating rate note would otherwise be a day that is not a business day, that interest payment date will be the next succeeding day that is a business day, and we will not pay any additional interest as a result of the delay in payment. However, if a note is a LIBOR note and if the next business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of a floating rate note falls on a day that is not a business day, we will make the payment of principal, any premium, and any interest on the next succeeding business day, and we will not pay any additional interest for the period from and after the maturity date.

All percentages resulting from any calculation on floating rate notes will be to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 5.876545% (or 0.05876545) would be rounded to 5.87655% (or 0.0587655)). All dollar amounts used in or resulting from the calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

With respect to each floating rate note, we will calculate accrued interest by multiplying its face amount by an accrued interest factor. We will compute the accrued interest factor by adding the interest factor calculated for each day from and including the later of (a) the date of issue and (b) the last day to which interest has been paid or duly provided for to but excluding the last date for which we are calculating accrued interest. Unless otherwise specified in the applicable pricing supplement, we will compute the interest factor for each day by dividing the interest rate applicable to that day by 360, in the case of notes for which the interest rate basis is the CD rate, the CMT rate, the Commercial Paper rate, the Federal Funds rate, LIBOR or the Prime rate, or by the actual number of days in the year in the case of notes for which the interest rate basis is the Treasury rate. We will calculate the accrued interest factor for notes for which the interest rate may be calculated with reference to two or more interest rate bases in each period by selecting one interest rate basis for that period in accordance with the provisions of the applicable pricing supplement.

The interest rate applicable to each interest reset period commencing on the interest reset date with respect to that interest reset period will be the rate determined as of the “interest determination date.” Unless otherwise specified in the applicable pricing supplement, the interest determination date with respect to the CD rate, the CMT rate, the Commercial Paper rate, the Federal Funds rate and the Prime rate will be the second business day preceding each interest reset date for the related note; and the interest determination date with respect to LIBOR will be the second London business day preceding each interest reset date. With respect to the Treasury rate, unless otherwise specified in an applicable pricing supplement, the interest determination date will be the day in the week in which the related interest reset date falls on which day Treasury bills, as defined below, are normally auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday. However, if an auction is held on the Friday of the week preceding the related interest reset date, the related interest determination date will be the preceding Friday. Further, if an auction falls on any interest reset date then the related interest reset date will instead be the first business day following the auction. Unless otherwise specified in the applicable pricing supplement, the interest determination date pertaining to a floating rate note, the interest rate of which is determined with reference to two or more interest rate bases, will be the latest business day which is at least two business days prior to each interest reset date for the floating rate note. Each interest rate basis will be determined and compared on that date, and the applicable interest rate will take effect on the related interest reset date, as specified in the applicable pricing supplement.

Unless otherwise provided for in the applicable pricing supplement, Wachovia Bank will be the calculation agent and for each interest reset date will determine the interest rate with respect to any floating rate note as described below. The calculation agent will notify us, the paying agent and the trustee of each determination of the interest rate applicable to a floating rate note promptly after that determination is made. The trustee will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent interest determination date relating to that note. Unless otherwise specified in the applicable pricing supplement, the “calculation date”, where applicable, pertaining to any interest determination date will be the earlier of (a) the tenth calendar day after that interest determination date or, if that day is not a business day, the next succeeding business day or (b) the business day preceding the applicable interest payment date or maturity date, as the case may be.

Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine the interest rate basis with respect to floating rate notes as follows:

CD Rate Notes.    CD rate notes will bear interest at the interest rate (calculated with reference to the CD rate and any spread and/or spread multiplier) specified in the CD rate notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “CD rate” means, with respect to any interest determination date relating to a CD rate note, the rate on that date for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement, as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates” under the heading “CDs (Secondary Market)”, or any successor publication or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the CD rate will be the rate on that interest determination date for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement as published by the Federal Reserve Bank of New York in its daily update of H.15(519) available through the world-wide web site of the Board of Governors of the Federal Reserve System at “http://www.federalreserve.gov/releases/H15/update” or any successor site or publication of the Board of Governors under the heading “Certificates of Deposit.”

If that rate is not yet published in either the H.15(519) or H.15 daily update by 3:00 p.m., New York City time, on the calculation date pertaining to an interest determination date, the calculation agent will calculate the CD rate on that interest determination date. That rate will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date, for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time as quoted by three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent. However, if the dealers selected by the calculation agent are not quoting as set forth above, the CD rate with respect to that interest determination date will be the same as the CD rate in effect for the immediately preceding interest reset period. If there was no preceding interest reset period, the rate of interest will be the initial interest rate.

CMT Rate Notes.    CMT rate notes will bear interest at the interest rate (calculated with reference to the CMT rate and any spread and/or spread multiplier) specified in the CMT rate notes and in the applicable pricing supplement.

The CMT rate will be the following rate displayed on the designated CMT telerate page under the heading “. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,” under the column for the Designated CMT Index Maturity:

•	if the designated CMT telerate page is telerate page 7051, the rate for the relevant interest determination date; or

•	if the designated CMT telerate page is telerate page 7052, the weekly or monthly average, as specified in the applicable pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply:

•	If the applicable rate described above is not displayed on the relevant designated CMT telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the applicable treasury constant maturity rate described above—i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable— as published in H.15(519).

•	If the applicable rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

•	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

•	that the calculation agent determines to be comparable to the applicable rate formerly displayed on the designated CMT telerate page and published in H.15(519).

•	If the rate described in the prior paragraph does not appear at 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation—or, if there is equality, one of the highest—and the lowest quotation—or, if there is equality, one of the lowest.

•	If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation—or, if there is equality, one of the highest—and the lowest quotation—or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

•

If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

•	If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Commercial Paper Rate Notes.    Commercial Paper rate notes will bear interest at the interest rate (calculated with reference to the Commercial Paper rate and any spread and/or spread multiplier) specified in the Commercial Paper rate notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “Commercial Paper rate” means, with respect to any interest determination date relating to a Commercial Paper rate note, the money market yield, as defined below, of the rate on that date for commercial paper having the index maturity designated in the applicable pricing supplement, as published in H.15(519), under the heading “Commercial Paper-Non-Financial.” In the event that the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, then the Commercial Paper rate will be the money market yield of the rate on the interest determination date for commercial paper of the specified index maturity as published in the H.15 daily update under the heading “Commercial Paper” (with an index maturity of one month or three months being deemed to be equivalent to an index maturity of 30 days or 90 days, respectively).

If by 3:00 p.m., New York City time, on that calculation date the rate is not yet available in either the H.15(519) or H.15 daily update, then the calculation agent will calculate the Commercial Paper rate on that interest determination date, which will be the money market yield corresponding to the arithmetic mean of the offered rates as of approximately 11:00 a.m., New York City time, on that interest determination date for commercial paper of the specified index maturity placed for a non-financial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized rating agency as quoted by three leading dealers of commercial paper in The City of New York selected by the calculation agent. However, if the dealers selected by the calculation agent are not quoting offered rates as set forth above, the Commercial Paper rate with respect to that interest determination date will be the same as the Commercial Paper rate for the immediately preceding interest reset period. If there was no preceding interest reset period, the rate of interest will be the initial interest rate.

“Money market yield” will be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	Dx360	x 100
360 - (DxM)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the period for which interest is being calculated.

Federal Funds Rate Notes.    Federal Funds rate notes will bear interest at the interest rate (calculated with reference to the Federal Funds rate and any spread and/or spread multiplier) specified in the Federal Funds rate notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Federal Funds rate” means, with respect to any interest determination date relating to a Federal Funds rate note, the rate on that date for Federal Funds as published in H.15(519) under the heading “Federal Funds (effective)” as such rate is displayed on Telerate on page 120 (or any other page as may replace such page on such service) (“Telerate Page 120”) or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the Federal Funds rate will be the rate on that interest determination date as published in the H.15 daily update under the heading “Federal Funds (effective).”

If that rate is not published in either the H.15(519), does not appear on Telerate Page 120 or H.15 daily update by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the calculation agent will calculate the Federal Funds rate for that interest determination date, which will be the arithmetic mean of the rates for the last transaction in overnight United States dollar Federal Funds as of 9:00 a.m., New York City time, on that interest determination date arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the calculation agent. However, if the brokers selected by the calculation agent are not quoting as set forth above, the Federal Funds rate with respect to that interest determination date will be the same as the Federal Funds rate in effect for the immediately preceding interest reset period. If there was no preceding interest reset period, the rate of interest will be the initial interest rate.

LIBOR Notes.    LIBOR notes will bear interest at the interest rate (calculated with reference to LIBOR and any spread and/or spread multiplier) specified in the LIBOR notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine “LIBOR” for each interest reset date as follows:

•	With respect to an interest determination date relating to a LIBOR note, LIBOR will be the rate for deposits in the London interbank market in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following that interest determination date, that appears on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date. If no rate appears on the Designated LIBOR Page, LIBOR in respect of that interest determination date will be determined as if the parties had specified the rate described in the following paragraph.

•	With respect to an interest determination date relating to a LIBOR note to which the last sentence of the previous paragraph applies, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., or any other time specified in the applicable pricing supplement, in The City of New York, on that interest determination date for loans made in U.S. dollars to leading European banks having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following that interest determination date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time by three major banks in The City of New York selected by the calculation agent. However, if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR with respect to that interest determination date will be the same as LIBOR in effect for the immediately preceding interest reset period. If there was no preceding interest reset period, the rate of interest will be the initial interest rate.

“Designated LIBOR Page” means the display on page 3750, or any other page specified in the applicable pricing supplement, of the Moneyline Telerate Service for the purpose of displaying the London interbank offered rates of major banks for U.S. dollars, or any other page that may replace that page on that service for the purpose of displaying those rates.

Prime Rate Notes.    Prime rate notes will bear interest at the interest rate (calculated with reference to the Prime rate and any spread and/or spread multiplier) specified in the Prime rate notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “Prime rate” means, with respect to any interest determination date, the rate set forth in H.15(519) for that date opposite the caption “Bank Prime Loan.” If that rate is not yet published by 9:00 a.m., New York City time, on the calculation date pertaining to that interest determination date, the Prime rate for that interest determination date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page, as defined below, as that bank’s prime rate or base lending rate as in effect for that interest determination date as quoted on the Reuters Screen USPRIME1 Page on that interest determination date. If fewer than four of these rates appear on the Reuters Screen USPRIME1 Page for that interest determination date, the rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least two of the three major money center banks in The City of New York selected by the calculation agent from which quotations are requested. If fewer than two quotations are provided, the calculation agent will calculate the Prime rate, which will be the arithmetic mean of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the calculation agent to quote prime rates. “Reuters Screen USPRIME1 Page” means the display designated as the “USPRIME1” page on the Reuters Monitor Money Rates Service, or any other page that may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes.    Treasury rate notes will bear interest at the interest rate (calculated with reference to the Treasury rate and any spread and/or spread multiplier) specified in the Treasury rate notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Treasury rate” means, with respect to any interest determination date relating to a Treasury rate note, the rate applicable to the most recent auction of direct obligations of the United States, which we refer to as Treasury bills, having the index maturity designated in the applicable pricing supplement, on the display on Telerate on page 56 (or any other page as may replace such page on such service) or Telerate page 57 (or any other page as may replace such page on such service) by 3:00 p.m., New York City time, on the calculation date for that interest determination date. If the rate is not so published by 3:00 p.m., New York City time, on the calculation date, the Treasury Rate will be the bond equivalent as published in H.15(519) under the heading “Treasury Bills-auction average (investment)” or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the auction average rate on that interest determination date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the index maturity designated in the applicable pricing supplement are not published or reported as provided above by 3:00 p.m., New York City time, on the calculation date or if no auction is held in a particular week, then the Treasury rate will be the rate as published in H.15(519) under the heading “Treasury Bills-secondary market,” or any successor publication or heading. In the event that rate is not published by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will calculate the Treasury rate, which will be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that interest determination date, of three leading primary United States government securities dealers selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the applicable pricing supplement. However, if the dealers selected by the calculation agent are not quoting bid rates as mentioned in the previous sentence, the Treasury rate with respect to the interest determination date will be the same as the Treasury rate in effect for the immediately preceding interest reset period. If there was no preceding interest reset period, the rate of interest will be the initial interest rate.

Indexed Notes

We may also issue notes with the principal amount payable at maturity or interest to be paid on the notes, or both, to be determined with reference to the price or prices of specified commodities or stocks, or any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance that may be specified in the note, as set forth in a pricing supplement relating to those indexed notes. In certain cases, you may receive a principal amount on the maturity date that is greater than or less than the face amount of the indexed notes, or an interest rate that is greater than or less than the stated interest rate on the indexed notes, or both, depending upon the structure of the indexed note and the relative value on the maturity date or at the relevant interest payment date, as the case may be, of the specified indexed item. However, the amount of interest or principal that we pay with respect to an indexed note will not be less than zero. Information as to the method for determining the principal amount that we pay on the maturity date, the manner of determining the interest rate, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in indexed notes will be set forth in the applicable pricing supplement.

An investment in indexed notes may be much riskier than a similar investment in conventional fixed rate debt securities. If the interest rate of an indexed note is indexed, it may result in an interest rate that is less than that payable on conventional fixed rate debt securities that we issue at the same time, including the possibility that we will pay no interest. If the principal amount of an indexed note is indexed, the principal amount that we pay at maturity may be less than the original purchase price of that indexed note, including the possibility that we will pay no principal, resulting in an entire loss of investment. Additionally, if the formula used to determine the principal amount or interest payable with respect to the indexed notes contains a multiple or leverage factor, the effect of any change in the applicable commodity or interest rate index may be increased.

Renewable Notes

We may also issue from time to time variable rate renewable notes which will mature on an interest payment date specified in the applicable pricing supplement unless the maturity of all or a portion of the principal amount of the notes is extended in accordance with the procedures set forth in the applicable pricing supplement.

Short-Term Notes

We may offer from time to time notes with maturities from nine months to one year. Unless otherwise indicated in the applicable pricing supplement, we will pay interest on short-term notes at maturity. Unless otherwise indicated in the applicable pricing supplement, we will compute interest on short-term notes that are floating rate notes, other than Treasury rate notes, on the basis of the actual number of days elapsed divided by 360, and we will compute interest on short-term notes that are Treasury rate notes on the basis of the actual number of days elapsed divided by a year of 365 or 366 days, as the case may be.

Extension of Maturity

The pricing supplement will indicate whether we have the option to extend the maturity of a note, other than an amortizing note, for one or more periods up to but not beyond the final maturity date set forth in the pricing supplement. If we have that option with respect to any note, other than an amortizing note, we will describe the procedures in the applicable pricing supplement.

Amortizing Notes

Amortizing notes are notes for which payments combining principal and interest are made in installments over the life of the note. Payments with respect to amortizing notes will be applied first to interest due and payable on the notes and then to the reduction of the unpaid principal amount of the notes. We will provide further information on the additional terms and conditions of any issue of amortizing notes in the applicable pricing supplement. A table setting forth repayment information in respect of each amortizing note will be included in the applicable pricing supplement and set forth on the notes.

Original Issue Discount Notes

We may offer notes from time to time at an issue price, as specified in the applicable pricing supplement, that is less than 100% of the principal amount of the note, i.e., par. These notes, which we refer to herein as

“original issue discount notes,” may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. We refer to the difference between the issue price of an original issue discount note and par as the “discount.” In the event of redemption, repayment or acceleration of maturity of an original issue discount note, the amount payable to you as the holder of an original issue discount note will be equal to the sum of (a) the issue price, increased by any accruals of discount, and, in the event of any redemption by us of the original issue discount note, if applicable, multiplied by the initial redemption percentage specified in the applicable pricing supplement, as adjusted by the initial redemption percentage reduction, if applicable, and (b) any unpaid interest on the original issue discount note accrued from the date of issue to the date of the redemption, repayment or acceleration of maturity.

Unless otherwise specified in the applicable pricing supplement, for purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an original issue discount note, the discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period, as defined below, corresponds to the shortest period between interest payment dates for the applicable original issue discount note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the original issue discount note and an assumption that the maturity of the original issue discount note will not be accelerated. If the period from the date of issue to the initial interest payment date for an original issue discount note is shorter than the compounding period for the original issue discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then that period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code.

Certain original issue discount notes may not be treated as having original issue discount for federal income tax purposes, and notes other than original issue discount notes may be treated as issued with original issue discount for federal income tax purposes. We refer you to “Certain United States Federal Income Tax Considerations.”

Redemption at Our Option

Unless otherwise provided in the applicable pricing supplement, we cannot redeem the notes prior to maturity. We may redeem the notes at our option prior to the maturity date only if an “initial redemption date” is specified in the applicable pricing supplement. If so specified, we can redeem the notes at our option on any date on and after the applicable initial redemption date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the pricing supplement (provided that any remaining principal amount of notes will be at least $1,000 or other minimum denomination), at the applicable redemption price, together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the indenture. By redemption price for a note, we mean an amount equal to the initial redemption percentage specified in the applicable pricing supplement, as adjusted by the annual redemption percentage reduction specified in the pricing supplement, if applicable, multiplied by the unpaid principal amount of the note to be redeemed. Any initial redemption percentage applicable to a note will decline on each anniversary of the initial redemption date by an amount equal to any applicable annual redemption percentage reduction until the redemption price is equal to 100% of the unpaid principal amount to be redeemed. The redemption price of original issue discount notes is described above under “—Original Issue Discount Notes.”

Repayment at the Noteholders’ Option; Repurchase

You may require us to repay notes prior to maturity only if one or more “optional repayment dates” are specified in the applicable pricing supplement. If so specified, we will repay notes at your option on any optional repayment date in whole or from time to time in part in increments of $1,000 or other minimum denomination specified in the applicable pricing supplement (provided that any remaining principal amount will be at least $1,000 or other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. If you want us to repay a note prior to maturity, you must deliver the note, together with the form “Option to Elect Repayment” properly completed, to the trustee at its corporate trust office, or any other address that we specify in the pricing supplement or notify holders of from time to time, no more than 45 nor less than 30 calendar days prior to the date of repayment. Your exercise of a repayment option will be irrevocable. The repayment price of original issue discount notes is described above under “—Original Issue Discount Notes.” Notwithstanding the foregoing, we will comply with Section 14(e) under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to repurchase notes.

Only the depositary may exercise the repayment option in respect of global notes representing book-entry notes. Accordingly, if you are a beneficial owner of global notes that desires to have all or any portion of book-entry notes represented by global notes repaid, you must direct the participant of the depositary through which you own your interest to direct the depositary to exercise the repayment option on your behalf by delivering the related global note and duly completed election form to the trustee as discussed above. In order to ensure that the global note and election form are received by the trustee on a particular day, you must so direct the participant through which you own your interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the participant through which you own your interest for the deadline of that participant. All instructions that you give to a participant relating to the option to elect repayment will be irrevocable. In addition, at the time you give instructions, you must cause the participant through which you own your interest to transfer your interest in the global note or notes representing the related book-entry notes, on the depositary’s records, to the trustee. We refer you to “Description of Debt Securities—Global Securities” in the accompanying prospectus.

We may at any time purchase notes at any price in the open market or otherwise. Notes that we purchase may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Other Provisions; Addenda

Any provisions with respect to notes, including the determination of an interest rate basis, the specification of interest rates bases, calculation of the interest rate applicable to a floating rate note, interest payment dates or any other matter relating to the notes may be modified by the terms specified under “Other Provisions” on the face of the note in an addendum, if specified on the face of the note and in the applicable pricing supplement.

Book-Entry, Delivery and Form

We will issue the notes in the form of one or more fully registered global certificates, or global notes, which we will deposit with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, as the depositary, and will register the notes in the name of Cede & Co., DTC’s nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except under the circumstances described in the accompanying prospectus under the caption “Description of Debt Securities—Global Securities,” book-entry notes will not be exchangeable for certificated notes and will not otherwise be issuable as certificated notes.

For a further description of DTC’s procedures regarding global securities representing book-entry notes, we refer you to “Description of Debt Securities—Global Securities” in the accompanying prospectus.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in notes. This summary deals only with holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a person whose “functional currency” is not the U.S. dollar.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

United States Holder

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation (or other domestic entity treated as a domestic corporation for U.S. federal income tax purposes);

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a United States person.

If you are not a United States holder, this section does not apply to you and you should refer to “Non-United States Holders” below.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a note will be taxable to you as ordinary interest income at the time that you receive or accrue these amounts (in accordance with your regular method of tax accounting).

Purchase, Sale and Retirement of Notes

Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the note. The rules for determining these amounts are discussed below.

Upon the sale, exchange, retirement or other disposition of a note, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the note.

Except as discussed below with respect to market discount and upon disposition of a short term note (as defined below), the gain or loss that you recognize on the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss. The gain or loss on the sale, exchange, retirement or other disposition of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder before January 1, 2009 generally will be subject to a maximum tax rate of 15% where the property is held more than 1 year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Original Issue Discount

If we issue notes, other than short-term notes with a term of one year or less, where the stated redemption price at maturity of the notes exceeds the issue price by more than a de minimis amount (as defined below), the notes will be original issue discount notes. The difference between the issue price and the stated redemption price at maturity of the notes will be the “original issue discount.” The “issue price” of the notes will be the first price at which a substantial amount of the notes are sold to the public (i.e., excluding sales of notes to any agent, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the notes other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of a note at a single fixed interest rate or, subject to specified conditions, based on one or more interest indices.

In general, your note will not be an original issue discount note if the amount by which the stated redemption price at maturity of the note exceeds its issue price by less than a de minimis amount of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the note multiplied by the number of full years to its maturity. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below. You can determine the includible amount with respect to each such payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the note.

If you invest in an original issue discount note, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code of 1986, as amended (the “Code”) and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an original issue discount note, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an original issue discount note, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that note for all days during the taxable year that you own the note. The daily portions of original issue discount on an original issue discount note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an original issue discount note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the note, the amount of original issue discount on an original issue discount note allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the note at the beginning of the accrual period by the annual yield to maturity (defined below and determined on the basis of compounding at the close of each accrual period) of the note; and (b) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

If an interval between payments of qualified stated interest on your original issue discount note contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval.

The “adjusted issue price” of an original issue discount note at the beginning of any accrual period will generally be the sum of its issue price and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. All payments on an original issue discount note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the note to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an original issue discount note generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an election to include in gross income all interest that accrues on a note using the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest as adjusted by any amortizable bond premium or acquisition premium. If you purchase notes at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under “—Premium” and “—Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold. This election may not be revoked without the consent of the Internal Revenue Service.

If your tax basis in a note immediately after purchase exceeds the adjusted issue price of the note (the amount of such excess is considered “acquisition premium”) but is not greater than the stated redemption price at maturity of such note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the excess properly allocable to such year.

If you purchase a note for an amount in excess of the stated redemption price at maturity, you do not include any original issue discount in income and generally may be subject to the “bond premium” rules discussed below. See “Premium.” If you have a tax basis in a note that is less than the adjusted issue price of such note, the difference may be subject to the market discount previsions discussed below. See “Market Discount.”

Your note is subject to a contingency which may affect the application of the original issue discount rules to such note if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. Your note will have a contingency of this nature if it is a variable rate renewable note, a note with an option for us to extend its maturity, a note with an option for us to redeem it prior to the stated maturity or a note that gives you an option to require a note to be repurchased or repaid prior to the stated maturity. See the discussions above in “Description of Notes” under “Renewable Notes”, “Extension of Maturity”, “Redemption at Our Option”, and “Repayment at the Noteholders’ Option; Repurchase”. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity in the case of notes subject to contingencies, if either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note and, in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.

Variable Rate Notes

A note you hold will be treated as a variable rate note for U.S. federal income tax purposes if:

•	your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your note provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

Your note will not have a qualified floating rate, however, if the rate is subject to specified restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

Your note will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate note provides for stated interest that is unconditionally payable in cash at least annually at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate note;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described below;

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

If your floating rate note is not a variable rate note under the analysis above, it will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such notes in the applicable pricing supplement.

Short-Term Notes

The rules described above will also generally apply to original issue discount notes with maturities of one year or less, which we refer to as short-term notes, but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be original issue discount notes. Except as noted below, if you are an individual or a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction, you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange, retirement or other disposition of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity of the note or its earlier disposition in a taxable transaction.

Notwithstanding the foregoing, if you are an individual or other cash-basis U.S. holder of a short-term note, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at your election, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any “acquisition discount” with respect to the note on a current basis. Acquisition discount is the excess of the stated redemption price at maturity over your tax basis. Acquisition discount will be treated as accruing ratably or, at your election, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term notes.

Premium

If you purchase a note at a cost greater than the note’s stated redemption price at maturity, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. Original issue discount notes purchased at a premium will not be subject to the original issue discount rules described above.

Market Discount

If you purchase a note other than a short-term note at a price that is lower than the note’s stated redemption price at maturity (or in the case of an original issue discount note, the note’s adjusted issue price), by 0.25% or more of the stated redemption price at maturity (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of all or a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the note until the maturity of the note, or its earlier disposition in a taxable transaction. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make this election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service.

Indexed Notes and Other Notes Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments, which we refer to as contingent debt obligations. These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the applicable pricing supplement.

Non-United States Holder

This subsection describes the tax consequences to a non-United States holder. You are a non-United States holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this section does not apply to you. Special rules may apply to non-United States holders engaged in a trade or business in the United States and non-United States holders who are subject to an applicable income tax treaty.

Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

(a)	Payments of principal, premium, if any, and interest (including original issue discount) on a note to you will not be subject to the 30% U.S. federal withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; are not a controlled foreign corporation related to us through stock ownership and you are not a bank receiving interest on a loan agreement entered into in the ordinary course of business; and

•	you provide a statement signed under penalties of perjury that includes your name and address and certify that you are a non-United States holder in compliance with applicable requirements by completing a Form W-8BEN, or otherwise satisfy documentary evidence requirements for establishing that you are a non-United States holder.

(b)	You will not be subject to U.S. federal income tax on any gain realized on the sale, exchange retirement or other disposition of the note unless the gain is effectively connected with your trade or business in the United States or, in the case of an individual, you are present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met. In the case that you are subject to U.S. federal income taxation on a net basis in respect of the note, you will generally be taxable under the same rules that govern the taxation of a United States holder.

The tax consequences of a note that is subject to the rules of Section 871(h)(4)(A) of the Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party, will be discussed in the applicable pricing supplement.

Information Reporting and Backup Withholding

The paying agent must file information returns with the Internal Revenue Service in connection with note payments made to specified United States persons. If you are a United States person, you generally will not be subject to a United States backup withholding tax on these payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are a non-United States holder, you may have to comply with certification procedures to establish that you are a non-United States holder in order to avoid backup withholding tax requirements.

Information reporting and backup withholding requirements generally will not apply to any payment of the proceeds of the sale or other disposition of a note effected outside the United States by a foreign office of a foreign broker, provided that the broker:

•	derives less than 50% of its gross income for a particular period from the conduct of a trade or business in the United States;

•	is not a controlled foreign corporation for U.S. federal income tax purposes; and

•	is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by U.S. holders or is engaged in the conduct of a U.S. trade or business.

Payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any other broker generally will not be subject to backup withholding tax, but will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a note by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to you may be claimed as a refund or as a credit against your U.S. federal income tax liability, provided required information and documents are furnished to the Internal Revenue Service. You should consult your own tax advisor regarding the filing of a U.S. tax return and the claiming of a credit or refund of such backup withholding.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Under Treasury Regulations, a United States holder that recognizes a loss on the sale or exchange of notes may be required to disclose the transaction as a reportable transaction in the event the loss exceeds $2,000,000 in any single taxable year (or $4,000,000 in any combination of taxable years) if the holder is an individual, S corporation or trust, or in the event the loss exceeds higher amounts if the holder is any other holder. You should consult your own tax advisor regarding any tax filing and reporting obligation that may apply in connection with acquiring, owning and disposing of notes.

PLAN OF DISTRIBUTION

Under the terms of the distribution agreement dated as of November 1, 2005, we are offering the notes on a continuing basis through Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC, which have agreed to use their reasonable efforts to solicit offers to purchase the notes. Except as otherwise agreed by us and an agent with respect to a particular note, we will pay each agent a commission ranging from 0.125% to 0.750% of the principal amount of each note having a Maturity Date of less than 30 years and sold through that agent; for notes with a maturity date of 30 years or greater a higher commission rate may be negotiated. We will have the sole right to accept offers to purchase notes and may reject any offer in whole or in part. Each agent shall have the right, in its reasonable discretion, to reject any offer to purchase notes received by it, in whole or in part.

We also may sell notes to an agent, acting as principal, at a discount or concession to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at a fixed offering price or at varying prices related to prevailing market prices at the time of the resale or otherwise, as determined by the agent and specified in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. An agent may sell notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by the agent from us. Unless otherwise indicated in the applicable pricing supplement, any note we sell to an agent as principal will be purchased by the agent at a price equal to 100% of the principal amount less a percentage equal to the commission applicable to any agency sale of a note of identical maturity, and may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions as described above. After the initial public offering of notes to be resold to investors and other purchasers, the public offering price, concession and discount may be changed.

We may also sell notes directly to investors (other than broker-dealers) in those jurisdictions in which we are permitted to do so. We will not pay any commission on any notes we sell directly.

We may appoint, from time to time, one or more additional agents with respect to particular notes or with respect to the notes in general, acting either as agent or principal, on substantially the same terms as those applicable to sales of notes to or through the agents pursuant to the distribution agreement.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice.

Each purchaser of a note will arrange for payment as instructed by the agent soliciting and receiving the offer to purchase. The agent is required to deliver the proceeds of the notes to us in immediately available funds, to a bank that we designate in accordance with the terms of the distribution agreement, on the date of settlement.

We estimate that the total expenses for the offering, excluding underwriting commissions or discounts, will be approximately $200,000.

The agents, whether acting as agent or principal, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against liabilities under the Securities Act, or contribute to payment which the agents may be required to make in that respect. We have also agreed to reimburse the agents for specified expenses.

There is no established trading market for the notes. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a national securities exchange in the United States. We have been advised that the agents intend to make a market in the notes, as permitted by applicable laws and regulation. No agent, however, is obligated to do so, and any agent may discontinue making a market at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with an offering of notes purchased by one or more agents as principal on a fixed offering price basis, the agent(s) will be permitted to engage in specified transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If the agent creates or the agents create, as the case may be, a short position in notes, i.e., if it sells or they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the agent(s) may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of those purchases.

Neither we nor any of the agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the notes. In addition, neither we nor any of the agents make any representation that the agents will engage in these transactions or that the transactions, once commenced, will not be discontinued without notice.

No action has been or will be taken by us or the agents that would permit a public offering of the notes or possession or distribution of this prospectus supplement and the accompanying prospectus or any pricing supplement in any jurisdiction other than the United States except in accordance with the distribution agreement.

Concurrently with the offering of the notes through the agents as described in this prospectus supplement, we may issue other securities from time to time as described in the accompanying prospectus. Other securities so issued may reduce correspondingly the maximum aggregate principal amount of notes that may be offered by this prospectus supplement and the accompanying prospectus. We refer you to “Description of Notes.”

The agents and their affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

Wachovia Capital Markets, LLC, a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to “Wachovia Securities” in this Prospectus, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation which may or may not be participating as a separate selling dealer in the distribution of the Securities.

PROSPECTUS

$125,000,000

Debt Securities

This prospectus contains summaries of the general terms of these debt securities. We will provide the specific terms of these debt securities in supplements to this prospectus.

You should read this prospectus and the prospectus supplements carefully before you invest.

Investing in our debt securities involves risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2005

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the debt securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any of the types of debt securities described in this prospectus, including debentures, notes and/or other unsecured indebtedness, in one or more offerings up to a total dollar amount of $125,000,000. This prospectus provides you with a general description of the debt securities that we may offer.

We provide information to you about the debt securities in three documents that progressively provide more detail:

1.    This Prospectus. Contains general information that may or may not apply to each offering of debt securities.

2.    The Prospectus Supplement. Will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, you should rely on the different information in the prospectus supplement.

3.    The Pricing Supplement. If applicable, will provide final details about a specific offering and the terms of the offered debt securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

You should read this prospectus, any prospectus supplement and any pricing supplement together with any additional information described under the heading Where You Can Find More Information to learn about us.

Where You Can Find More Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains additional information about us and the debt securities. In addition, we file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and, for a fee, copy any document that we file with the SEC at the SEC’s public reference room at:

•	Room 1024

450 Fifth Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus does not repeat important information that you can find elsewhere in the registration statement and in the reports and other documents which we file with the SEC under the Securities Exchange Act of 1934. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below, and all future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the debt securities.

•	annual report on Form 10-K for the fiscal year ended September 30, 2004,

•	quarterly report on Form 10-Q for the quarter ended December 31, 2004, and

•	current reports on Form 8-K dated November 1, 2004, November 17, 2004, January 26, 2005 and April 27, 2005.

We are not required to, and do not, provide annual reports to holders of our debt securities unless specifically requested by a holder.

You may request a copy of our SEC filings at no cost by writing or telephoning us at the following address:

Vice President and General Counsel

UGI Utilities, Inc.

100 Kachel Boulevard

Green Hills Corporate Center

Suite 400

Reading, PA 19607

(610) 796-3400

You should rely only on the information we incorporate by reference or provide in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

About UGI Utilities, Inc.

We are a public utility company that owns and operates

•	a natural gas distribution utility serving 14 counties in eastern and southeastern Pennsylvania, and

•	an electric utility serving parts of Luzerne and Wyoming counties in northeastern Pennsylvania.

In response to state deregulation legislation, effective October 1, 1999, we transferred our electric generation assets to our non-utility subsidiary, UGI Development Company. UGI Development Company contributed certain of its generation assets to a joint venture with a subsidiary of Allegheny Energy, Inc. in December 2000. In June 2003, we dividended the stock of UGID to UGI Corporation. UGID’s results of operations did not have a material effect on our results of operations for fiscal year 2003 or 2002. We are a wholly owned subsidiary of UGI Corporation.

We were incorporated in Pennsylvania in 1925 as the successor to a business founded in 1882. We are subject to regulation by the Pennsylvania Public Utility Commission. Our executive offices are located at 100 Kachel Boulevard, Suite 400, Green Hills Corporate Center, Reading, Pennsylvania 19607, and our telephone number is (610) 796-3400.

Risk Factors

Before purchasing our debt securities you should carefully consider the following risk factors as well as the other information contained in this prospectus and the information incorporated by reference. Documents we file with the SEC after the date of this prospectus may contain additional risk factors, or updates to the risk factors discussed below, which you should also consider. See “Where You Can Find More Information.”

Our results of operations, financial condition and cash flows could be adversely affected by reduced demand from milder weather since our rate structure does not contain weather normalization provisions.

Weather conditions directly influence the demand for natural gas and electricity, which could affect our results. Demand for natural gas and electricity generally peaks during the cold winter months. Consequently, the overall operating results of our operations tend to fluctuate on a seasonal basis. Our rate structure does not contain weather normalization provisions to compensate for milder weather conditions, and we have historically sold less natural gas and electricity when weather conditions are milder and, consequently, earned less income. As a result, an unusually mild winter could reduce our net income and harm our financial condition and adversely affect our cash flows.

Increases in gas and electricity market prices could adversely affect our business.

Increases in the current market price of gas could cause us to raise the prices we charge our customers, which in turn could reduce demand for our gas. This could lower our revenues and, therefore, lower our net income and adversely affect our cash flows.

Similarly, beginning in 2007 when our current mandatory rate caps expire, increases in the market price of electricity could cause us to raise the prices that we charge our customers, which in turn could reduce demand for our electricity. This could lower our revenues, and, therefore, lower our net income and adversely affect our cash flows.

Electricity supplier defaults may adversely affect our results of operations.

Generally, we purchase our power needs from electricity suppliers under fixed-price energy and capacity contracts. Should any of the suppliers under these contracts fail to provide electric power under the terms of these contracts, any increases in the cost of replacement power or capacity could negatively impact our results and adversely affect our cash flows because of our inability to recover these potential cost increases in our current rates.

Remediation costs resulting from liability from contamination claims could reduce our net income.

We are currently investigating and remediating contamination at a number of present and former operating sites in the United States, including former sites where we operated manufactured gas plants. We have also received claims from third parties that allege that we are responsible for costs to clean up properties where we or our former subsidiaries operated a manufactured gas plant. Costs we incur to remediate sites outside of Pennsylvania cannot be recovered in future utility rate proceedings, and insurance may not cover all or even part of these costs.

We do not expect costs for investigation and remediation of hazardous substances at Pennsylvania manufactured gas plant sites to be material to our results of operations because we are currently permitted to include in rates, through future base rate proceedings, prudently incurred remediation costs associated with such sites. We have been notified, however, of several sites outside Pennsylvania on which private parties allege manufactured gas plants were formerly owned or operated by us or owned or operated by our former subsidiaries. Such parties are investigating the extent of environmental contamination or performing environmental remediation. We are currently litigating three claims relating to out-of-state sites.

Management believes that under applicable law we should not be liable in those instances in which a former subsidiary owned or operated a manufactured gas plant. There could be, however, significant future costs of an uncertain amount associated with environmental damage caused by manufactured gas plants outside Pennsylvania that we directly operated, or that were owned or operated by our former subsidiaries, if a court were to conclude that (1) the subsidiary’s separate corporate form should be disregarded or (2) we should be considered to have been an operator because of our conduct with respect to our subsidiary’s manufactured gas plant. In addition, if we discover additional contaminated sites, we could be required to incur material costs, which would reduce our net income and adversely affect our cash flows.

Other risks may adversely affect our financial condition and results of operations.

In addition to the risks discussed above, our financial condition, results of operations and cash flows may also be adversely affected by the following additional factors:

•	customer conservation measures and improvements in energy efficiency and technology resulting in reduced demand;

•	interest rate fluctuations;

•	access to capital markets at competitive rates;

•	liability for personal injury and property damage arising from explosions and other catastrophic events, including liability in excess of insurance coverage;

•	changes in laws and regulations, including safety, tax and accounting;

•	competitive pressures from the same and alternative energy sources; and

•	political, regulatory and general economic conditions in the United States.

Ratio of Earnings to Fixed Charges

	Three Months Ended December 31,		Year Ended September 30,
	2004	2003	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges	6.76	6.93	5.28	6.25	5.04	4.87	5.21

For purposes of this computation, “earnings” means pretax income from continuing operations plus (i) interest (excluding capitalized interest) and amortization of debt expense and (ii) the portion of operating rental expense that management believes is representative of the interest component of rent expense. “Fixed charges” means the sum of (i) and (ii) above, including capitalized interest.

Use of Proceeds

Unless we state otherwise in the applicable prospectus supplement, the net proceeds from any sale of debt securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, and repurchases and redemptions of securities.

Description of Debt Securities

We will issue the debt securities under an indenture dated as of August 1, 1993, between us and Wachovia Bank, National Association, formerly First Union National Bank, formerly First Fidelity Bank, National Association, as the trustee.

We summarize selected provisions of the indenture below and refer you directly to the sections in the indenture where these provisions may be found. Because this is only a summary, it is not complete and does not describe every aspect of the debt securities. This summary is also subject to and qualified by reference to the description of the particular terms of the series of the debt securities that we offer to you and describe in the applicable prospectus supplement. You should read the indenture for provisions that may be important to you but which are not included in this summary.

General

We will issue the debt securities from time to time in one or more series. A prospectus supplement or a pricing supplement will describe the terms of a particular series and specify the aggregate principal amount of each series. The debt securities will be our direct unsecured obligations and will rank equally with our other unsecured debt. The indenture does not limit the amount of debt securities that we may issue under it.

Provisions Applicable to a Particular Series

The prospectus supplement or pricing supplement for a particular series of debt securities being offered will describe the specific terms related to the offering, including the price or prices at which the debt securities to be offered will be issued. These terms may include some or all of the following:

•	the title of the series;

•	the total principal amount of the debt securities of the series;

•	the date or dates on which the principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	the date or dates from which interest will accrue, the interest payment dates and the record date for the interest payable on each interest payment date;

•	the place or places where interest, principal and any premium payments will be made;

•	whether we have the option to redeem the debt securities and, if so, the terms of our redemption option;

•	any obligation that we have to redeem the debt securities by way of payment to a sinking fund;

•	any obligation that we have to repurchase the debt securities at the holder’s option;

•	the portion of the principal payable upon acceleration of maturity, or provable in bankruptcy, if other than the entire principal;

•	whether the debt securities will be represented by a global security, as discussed in the section below entitled Global Securities; and

•	any other additional or different terms of the debt securities.

We will issue the debt securities in denominations of $1,000 and any integral multiples of $1,000, unless we state otherwise in the applicable prospectus supplement. (Section 2.7.) We may offer and sell the debt securities at a discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those debt securities.

We need not issue all of the debt securities of a particular series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Form, Exchange, Registration, Transfer and Payment

We will issue the debt securities in registered form, unless we state otherwise in the prospectus supplement. (Section 2.7.) We will pay the principal of and interest on the debt securities at our agent’s offices in Philadelphia, Pennsylvania or at any of our offices that we designate. You may exchange or transfer the debt securities at the same offices. (Section 3.2.)

If you hold debt securities registered in definitive form with an aggregate principal amount equal to or greater than $1,000,000, you may instruct us in writing to direct our paying agent to pay the principal and accrued interest of such debt securities directly to your account at any United States bank, as long as such written instructions are received no less than 15 days prior to a scheduled interest payment date and as long as the United States bank is equipped to receive such a direct deposit. (Section 3.1.)

You may transfer or exchange debt securities without a service charge. We may, however, require a payment to cover any applicable tax or governmental charge. (Section 2.8.)

If we have transferred funds to our paying agent to make scheduled principal or interest payments in respect of any of the debt securities, and you do not claim such principal or interest payment within three years, we may reclaim such funds and you will have to look to us, and not the paying agent, for payment. (Section 9.4.)

Global Securities

We may issue some or all of the debt securities of a particular series in the form of one or more global certificates registered in the name of a securities depositary or its nominee identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary, as identified in the applicable prospectus supplement.

Except with respect to transfers of the global security as a whole between the depositary and its nominee or between the depositary and a successor depositary, a global security may not be transferred or exchanged unless and until it is exchanged in whole or in part for debt securities in definitive form. (Sections 2.4 and 2.8.)

As long as the securities depositary or its nominee is the registered holder of a global security representing a series of the debt securities, that person will be considered the sole owner and holder of the global security and the debt securities, or series of debt securities, that it represents for all purposes. (Sections 2.4 and 2.8.) Unless we otherwise state in an applicable prospectus supplement, if you have a beneficial interest in a global security:

•	you may not have the global security, or any debt securities that it represents, registered in your name;

•	you may not receive or be entitled to receive physical delivery of certificated debt securities in exchange for your beneficial interest in the global security; and

•	you will not be considered the holder of the global security, or any debt securities it represents, for any purpose under the indenture.

We will make all payments of principal and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities, for example, insurance companies, take physical delivery of securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

The only persons that may own beneficial interests in a global security are institutions having accounts with the securities depositary or its nominee, which are called “participants” in this discussion, and persons that hold beneficial interests through participants. When a global security representing debt securities is issued, the securities depositary will credit to the accounts of the participants that we, or the particular underwriters of the offering, identify for the securities depositary on the depositary’s book-entry, registration and transfer system, the respective principal amounts of debt securities that the global security represents.

Ownership of beneficial interests in a global security will be shown only, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to a participant’s direct holdings; and

•	the applicable participants with respect to beneficial interests that the participants hold on behalf of other persons.

Accordingly, if you hold a beneficial interest in debt securities through a participant, you must look to the participant to receive any payments in respect of principal of or interest on the debt securities and must follow the participant’s own procedures to exercise your own rights under the indenture.

We will describe the specific terms of any depositary agreement in the applicable prospectus supplement.

Restrictive Indenture Provisions

Limitation on Mortgages

Under the indenture, if we, or any of our subsidiaries, incur or guarantee debt that is secured by any of our or our subsidiary’s property, we must secure the debt securities at least equally and ratably with such secured debt. This requirement does not apply, however, if the total amount of our debt that is secured by property does not exceed 10% of our consolidated net tangible assets. (Section 3.10.)

This restriction on the incurrence or guarantee of debt secured by a mortgage does not apply to the following types of mortgages:

•	mortgages of a subsidiary that existed at the time it became our subsidiary;

•	mortgages that existed at the time of an acquisition of property or that were created in connection with an acquisition, for example, mortgages created to secure the purchase price in the acquisition;

•	construction mortgages which are entered into, or for which commitments are received within certain time periods;

•	mortgages in our favor or in favor of one of our subsidiaries;

•	mortgages existing at the date that any then outstanding debt securities were issued;

•	mortgages existing on any property at the time that we or one of our subsidiaries acquired it in connection with a merger, consolidation, lease, acquisition or other transaction;

•	mortgages in favor of governmental bodies to secure payments pursuant to any contract or statute;

•	any extensions, renewals or replacements of any of these categories of mortgages. (Section 3.10.).

In determining whether the amount of debt secured by mortgages does not exceed 10% of our consolidated net tangible assets, the aggregate amount of debt secured by mortgages should not include the mortgages listed above. (Section 3.10.). In calculating our consolidated net tangible assets, the following items should be subtracted from our total consolidated assets using our most recent consolidated balance sheet:

•	applicable reserves and other properly deductible items;

•	current liabilities, except the current portion of long-term liabilities and liabilities under capital leases; and

•	various intangible assets. (Section 1.1.).

Limitations on Sale and Leaseback Transactions

The indenture prohibits us and any of our subsidiaries from selling or transferring property with the intention of leasing it back. However, this restriction does not apply in the following situations:

•	if the lease period is for a term of not more than three years at the end of which the use will be discontinued;

•	if the sale and leaseback transaction is between us and one of our subsidiaries or between subsidiaries;

•	if we or our subsidiary would be entitled under the limitation on mortgages provisions described above, without triggering an obligation on our part under those provisions to then equally and ratably secure the debt securities, to incur indebtedness secured by a mortgage on the property involved in the sale and leaseback transaction in an amount at least equal to the amount of attributable debt, which is an amount equal to the lesser of

•	the fair market value of the property, as determined by our board, and

•	the present value of the total net amount of the rent payable by us under the lease of the property, discounted at the rate of interest set forth or implicit in the terms of the lease, or, if not practicable to determine such rate, the weighted average interest rate per annum paid by us to the holders of debt securities then outstanding compounded semi-annually;

•	if, in the opinion of our board, the proceeds of the sale of the property in the sale and leaseback transaction are determined to represent the fair market value of such property, and we apply an amount of such proceeds equal to the greater of the net proceeds of the sale or the amount of attributable debt, as defined above, within 180 days of the sale, to either or both of

•	the retirement of our or one of our subsidiary’s debt that matures more than 12 months after its creation, other than pursuant to a mandatory retirement or prepayment of debt or a contractual obligation and other than debt that is subordinate to the debt securities or owed to us or a subsidiary, or

•	the purchase, construction or development of comparable property; or

•	if the sale and leaseback transaction is entered into within 60 days of our or our subsidiary’s initial acquisition of the property. (Section 3.11.).

Events of Default

Under the indenture, it is an event of default if:

•	we fail to pay any interest on any debt securities within 10 days of a scheduled interest payment date;

•	we fail to pay all or a portion of the principal on any of the debt securities when it is due;

•	we fail to make any required sinking fund payment in respect of any debt securities when due and payable;

•	we fail to perform any other covenant or agreement applicable to the debt securities within 30 days after we receive written notice of that failure;

•	we or one of our significant subsidiaries is involved in certain types of events involving bankruptcy, insolvency or reorganization;

•	there is an event of default under any of our other instruments of indebtedness under which we had outstanding as of August 1, 1993, or at any time thereafter, an aggregate principal amount of $10,000,000 or greater, if such event of default involves a failure to pay all or a portion of the principal amount of such indebtedness when due and payable, or the maturity of such indebtedness is accelerated and such acceleration is not rescinded or annulled within 10 days after notice of such acceleration is given to us, provided that such event of default has not been remedied or cured by us or waived by the holders of such indebtedness; or

•	there is any other event of default under the terms of the debt securities.

Under certain circumstances, the trustee need not provide notice to the holders of the debt securities that an event of default has taken place. (Section 4.1.).

Remedies if an Event of Default Occurs

If an event of default occurs, other than an event of default involving bankruptcy, insolvency or reorganization, either the trustee or the holders of at least 25% in total principal amount of the debt securities of the relevant series may declare the entire principal amount of such series due and payable immediately. (Section 4.1.)

If an event of default involving our failure to perform a covenant or agreement under the indenture occurs, and if such failure is with respect to all of the series of the debt securities outstanding at that time, then either the trustee or the holders of at least 25% in total principal amount of the debt securities may declare the entire principal amount of all of the debt securities due and payable immediately, if such event of default is continuing at the time the trustee or the holders make such declaration. (Section 4.1.)

If an event of default occurs due to an event involving bankruptcy, insolvency or reorganization, the total principal amount of all of the outstanding debt securities will automatically be due and payable immediately, without notice to us. (Section 4.1.)

Under various circumstances, the declaration of an event of default under the indenture may be overturned by the holders of a majority in principal amount of the debt securities of all affected series outstanding at that time. (Section 4.10.)

The holders of a majority in principal amount of the debt securities of any particular series outstanding have, with various exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to the debt securities of that series. The trustee is under no obligation to exercise any of its rights or powers at the request or direction of the holders of the debt securities, however, unless those holders have offered the trustee reasonable indemnity against the expenses and liabilities that it might incur as a result. (Sections 4.9 and 5.2.)

Except for actions for the payment of overdue principal or interest, under the indenture (Sections 4.6 and 4.7), a holder may not institute an action against us unless

•	the holder shall have previously given to the trustee written notice of default and continuation of such default; or

•	the holders of not less than 25% in principal amount of the debt securities of the series outstanding at that time shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, and the holders of a majority of the principal amount of the debt securities of each affected series shall not have given the trustee contrary instructions; and

•	the trustee shall not have instituted such action within 60 days of such request.

Modification of the Indenture

Under the indenture, in order to change our rights and obligations or the rights of any holders of debt securities, the holders of a majority in principal amount of the debt securities of all series affected by such change, voting as one class, must consent to the change. However, we may not make any of the following changes unless each holder of debt securities affected by such change gives his or her specific consent:

•	extend the final maturity date of any of the debt securities;

•	reduce the principal amount of any of the debt securities;

•	reduce the interest rate on the debt securities or extend the interest payment date of any of the debt securities;

•	reduce the amount payable to the holders of any debt securities on redemption of such debt securities;

•	reduce the amount of principal that would be payable to the holders of the debt securities upon acceleration under the indenture;

•	impair or affect any holder’s right to institute suit for payment;

•	impair or affect any holder’s right to repayment; or

•	reduce the percentage of principal amount held by holders required to modify other terms of the indenture from 51%. (Section 7.2.).

Consolidation, Merger, Sale or Conveyance

We may not merge or consolidate with any other corporation, or sell or convey all or substantially all of our assets to any person, unless:

•	we are the surviving corporation, or

•	the successor corporation or the corporation that acquires our assets is incorporated in the United States, executes a supplemental indenture expressly assuming our obligation to make punctual payments of principal of and interest on all of the debt securities, according to the applicable interest rate under each series of debt securities, and expressly assumes all of our other obligations under the indenture.

We also may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any person if, immediately after such merger, consolidation, sale or conveyance, we or the successor corporation, as the case may be, would be in default of performance obligations under any covenant or condition contained in the indenture. (Section 8.1.)

Satisfaction and Discharge

Under the indenture (Section 9.1), we may terminate certain of our obligations with respect to any series of debt securities by irrevocably depositing in trust with the trustee, on or within one year prior to the maturity or redemption date of such debt securities, cash sufficient to pay the principal of and interest, if any, due and to become due on, such debt securities and any other sums payable to the holders of such debt securities.

Governing Law

The indenture and the debt securities are governed by the laws of the State of New York. (Section 10.8.)

Regarding the Trustee

Wachovia Bank is the trustee under the indenture and serves as our registrar and disbursing agent for two prior series of medium term notes. We and Wachovia are also parties to a Revolving Loan Agreement. Wachovia Bank also acts as a depository for our funds and from time to time makes loans to our affiliates. Certain affiliates of the trustee engage in transactions with and perform services for us and our affiliates in the ordinary course of business.

The Company has total revolving credit commitments under which it may borrow up to $110 million. These agreements expire in June 2007. At December 31, 2004 borrowings under these agreements totaled $63 million.

Plan of Distribution

We may sell the debt securities:

•	to or through underwriters or dealers; or

•	directly to one or more purchasers; or

•	through agents; or

•	a combination of the above.

The prospectus supplement or the pricing supplement will describe the details of the plan of distribution, including the offering price, our proceeds from the sale, the names of the underwriters, dealers or agents and their commissions, fees or discounts.

In connection with the sale of the debt securities, underwriters, dealers or agents may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, the “Act.” Any discounts or commissions they receive from us and any profits they receive on the resale of the debt securities may be treated as underwriting discounts and commissions under the Act. We will identify any underwriters, dealers or agents and describe their compensation in the prospectus supplement.

We may have agreements with the underwriters and agents to indemnify them against certain civil liabilities, including liabilities under the Act. Underwriters, dealers, and agents may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions. If underwriters are used in the sale, they will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the debt securities to the public through an underwriting syndicate or through a single underwriter.

Unless the prospectus supplement states otherwise, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the debt securities of the series offered if any of the debt securities are purchased, unless the prospectus supplement states otherwise. We may change from time to time any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

If we designate agents to sell the debt securities, they will agree to use their best efforts to solicit purchases for the period of their appointment.

We may choose to sell the debt securities directly. In this case, no underwriters, dealers or agents would be involved.

We may authorize underwriters, dealers or agents to solicit certain institutional investors to purchase debt securities on a delayed delivery basis, which provides for payment and delivery on a specified future date. The prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will only enter into these delayed delivery contracts with institutional purchasers that we approve. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will have no responsibility to assure the validity or performance of these contracts.

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal Opinion

Morgan, Lewis & Bockius LLP will issue an opinion about the legality of the debt securities on our behalf. Any underwriters will be advised about the legality of the debt securities by their own legal counsel.